EXHIBIT 3.4

AMENDMENT NO. 1
TO THE
CORPORATE BYLAWS
OF
PROGUARD ACQUISITION CORP.

Article I, Section 7 of the Corporate Bylaws of Proguard Acquisition Corp. (the “Company”) is hereby deleted in its entirety and replaced with the following:

Section 7.  Shareholder Quorum and Voting.  Thirty-three and one-third percent (33 1/3%)of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders.  If a quorum, as herein defined, is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter thereof will be the act of the shareholders unless otherwise provided by law.

Article II, Section 5 of the Company is hereby deleted in its entirety and replaced with the following:

Section 5.  Number.  Proguard Acquisition Corp. will have four (4) director(s).

Except as provided herein, all other terms and conditions of the Bylaws of the Company remain in full force and effect.  The foregoing amendment was approved by the Company’s Board of Directors on May 8, 2012 pursuant to Article VIII of the Bylaws.  All terms not otherwise defined herein shall have the same meaning as in the Bylaws.  This Amendment No. 1 to the Bylaws is effective as of May 8, 2012.

PROGUARD ACQUISITION CORP.

By:	/s/ Robert Weitzner
Robert Weitzner, Secretary